News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

CROWN HOLDINGS APPOINTS RICHARD H. FEARON,
STEPHEN J. HAGGE AND B. CRAIG OWENS TO BOARD OF DIRECTORS

Yardley, PA - December 17, 2019. Crown Holdings, Inc. (NYSE: CCK) today announced the appointment of three new independent directors to the Company’s Board of Directors: Richard H. Fearon, Stephen J. Hagge and B. Craig Owens.
“We are proud to welcome Rick, Steve and Craig to the Board,” said John W. Conway, Chairman of the Company’s Board of Directors. “Their impressive mix of skills, expertise and industry-relevant experience will make them excellent additions to Crown’s Board. We are confident they will make valuable contributions to our ongoing review of the Company’s portfolio and capital allocation priorities along with the execution of our strategic plan to drive shareholder value.”

The three new independent directors were appointed as part of the Company’s ongoing Board refreshment process. With these appointments, the Company’s Board has been expanded from 11 to 14 directors, 13 of whom are independent. William G. Little and Hans J. Löliger will not stand for reelection to the Board at the Company’s 2020 annual meeting as a result of having reached the mandatory retirement age for directors of the Company.
Richard H. Fearon
Mr. Fearon is the Vice Chairman and Chief Financial and Planning Officer for Eaton Corporation Plc, a power management company with manufacturing facilities globally. He has served in this role for 17 years. Prior to his role at Eaton, he served in development and strategic planning management positions at several companies, including as Senior Vice President of Corporate Development at Transamerica Corporation and Director of Strategic Planning at The Walt Disney Company. Earlier in his career Mr. Fearon served as a management consultant at BoozAllen Hamilton Inc. and The Boston Consulting Group, Inc.
Mr. Fearon has a Bachelor of Economics degree from Stanford University and J.D. and M.B.A. degrees from Harvard University. He serves as a director of Manufacturers Alliance, a trade organization of leading manufacturing companies.
Stephen J. Hagge
Mr. Hagge is the former President and Chief Executive Officer of AptarGroup, Inc., a global packaging manufacturer of dispensing and closure systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. Throughout his 35-year career at AptarGroup, he also served as the company’s Chief Financial Officer, Chief Operating Officer and as a member of its board of directors.
Mr. Hagge has a Bachelor of Science degree in Accounting from Illinois State University and is a Certified Public Accountant.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067-4219

B. Craig Owens
Mr. Owens is the former Chief Financial Officer of Campbell Soup Company, the world’s largest manufacturer of soup and vegetable juices, and Delhaize Group S.A./N.V., an international food retailer and operator of supermarkets, and has held management positions at The Coca-Cola Company, the world’s largest beverage company.
Mr. Owens has a Bachelor of Arts degree in Politics from Washington and Lee University, an M.B.A. degree from the Wharton School of the University of Pennsylvania and a Master of Arts degree from the Fletcher School of Law and Diplomacy at Tufts University. He is a member of the Northeast Audit Committee Network and a Board Leadership Fellow of the National Association of Corporate Directors.
About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720